Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-151382 and 333-147202 on Form S-8 of our reports dated March 13, 2009, relating to the consolidated financial statements and financial statement schedule of Neutral Tandem Inc. and subsidiaries, and the effectiveness of Neutral Tandem Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Neutral Tandem Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 13, 2009